Exhibit 10.72

[handwritten:

Jur. WG 51382

Conversion regulations (2006)

(DOB. ≥ 1-1-1950)]

ING PENSION SCHEME

REGULATIONS FOR BOARDS

[barcode]
*A74272151*
Nascan CP LC Adm/DB	05-20-2008
M75563J

[logo: ING]	[logo:
Nationale
Nederlanden

December 2006

ING PENSION SCHEME

BOARD PENSION SCHEME 2006-I

(Board members born on or after January 1, 1950)

TABLE OF CONTENTS:

Article 1	Membership
Article 2	Insurance
Article 3	The bases for the calculation of the size of the pensions to be insured
Article 4	Lifelong old-age pension
Article 5	Surviving dependent’s pension
Article 6	Orphan’s pension
Article 7	Occupational disability
Article 8	Restrictions
Article 9	Termination of marriage or partnership
Article 10	Interim termination of the membership
Article 11	Early retirement pension and part-time pension
Article 12	Tax maximization
Article 13	Payment of the insured pensions
Article 14	Adjustment of pensions
Article 15	Financing
Article 16	Member contribution
Article 17	Obligations of the member
Article 18	Review or termination of the pension scheme
Article 19	Coming into force and transitional provisions

December 2006

Article 1 Membership

1.	The members of the board of ING Group who qualify for inclusion in this pension scheme are those who have been appointed as such and who were born on or after January 1, 1950. ING Group is understood to mean ING Bank N.V. and ING Verzekeringen N.V., ING Personeel VOF, the subsidiaries of the first two of these companies insofar as they have their registered office in the Netherlands, as well as the other companies that are considered to be affiliated companies in the sense of the basic pension scheme of the Stichting Pensioenfonds ING.

If and so long as a member of the board is employed by ING Group based on secondment from a non-Dutch ING company, this person will not qualify for inclusion in this pension scheme.

2.	The individual will be included as soon as he/she satisfies the specified requirements.

3.	If immediately prior to the inclusion in this pension scheme the member was a member in one or more other ING Group pension schemes, the claims relating to those schemes will lapse and the value of those claims will be transferred to the insurance to implement the present scheme.

In this context, among other things, pension schemes are understood to include:

•	the basic pension scheme of the Stichting Pensioenfonds ING, including transitional schemes

•	the ING Group defined contribution scheme

•	the pension scheme for members of the ING Group Executive Committee

•	the pension scheme for members of the ING Group Executive Board

If the member has had the opportunity to accrue a pension in the ING Group defined contribution scheme but has chosen distribution in cash, ING Group can introduce a discount on the pensions to be obtained according to the present scheme.

If the pension claims from the specified other ING schemes were to be greater than the claims that would be calculated upon commencement of the membership in the current scheme, the member will retain the claim to the greater amounts until the calculation in accordance with the current scheme produces higher results. As a starting point in this comparison, the retirement ages in the involved schemes are assumed to be equal; in the event of difference or in the event of change to the retirement age, ING will examine how the comparison can as yet be made.

4.	In evidence of his/her inclusion, each member will receive a copy of this scheme and a statement of the amounts insured for him/her. Subsequently, he/she will receive a new statement following each change to the insured amounts.

Notwithstanding the above provisions, upon request, Nationale-Nederlanden will provide a statement of insured amounts within three months to the members (or past members) and/or the rightful claimant to a surviving dependant’s pension or orphan’s pension.

5.	The membership ends:

a)	on the death of the member;

December 2006	2

b)	on the lst of the month in which the member’s 65th birthday falls (hereinafter: the “retirement date”);

c)	in case of dismissal of the member prior to the retirement date.

6.	The member in this pension scheme also has the option to opt for a higher pension by making money available – within the fiscal possibilities – in accordance with the voluntary supplemental pension insurance scheme for members of the board.

Article 2 Insurance

1.	ING Group takes out pension insurance on the life of the members with Nationale-Nederlanden Levensverzekering Maatschappij N.V. of Rotterdam, hereinafter “Nationale-Nederlanden”.

2.	The only requirement for ING Group towards the members consists of taking out and maintaining the pension insurance in accordance with that which is specified in these regulations.

3.	ING Group will make the policy relating to this insurance, in which the conditions of insurance are included, available for inspection upon request. All notifications issued by ING Group in connection with the insurance to Nationale-Nederlanden, can be considered to be accepted as accurate by it.

4.	The claims pursuant to this pension scheme cannot be surrendered, sold or waived, nor provided as security formally or de facto, other than in cases under or by virtue of the Pension and Savings Funds Act.

5.	Each year, Nationale-Nederlanden will issue a statement of the benefit accrual of pension claims for the relevant calendar year or the previous calendar year. Upon request, Nationale-Nederlanden will issue a corresponding statement for the preceding seven years.

Article 3 The bas for the calculation of the size of the pensions to be insured

1.	The following is assumed for the calculation of the size of the pensions to be insured:

a)	the member’s years of pensionable service;

b)	the member’s pension basis.

2.	The years of pensionable service are the years between the start of the member’s employment with ING Group and the retirement date.

Moreover, the extra years that are determined based on the pension claims accrued while employed by a previous employer, the value of which is transferred to Nationale-Nederlanden upon commencement of the membership, as well as the extra years that as such were taken into consideration by the Stichting Pensioenfonds ING, but not including extra years pursuant to the Transitional Arrangements for Pensions Regulations 2002, will qualify as years of pensionable service.

If the pension claims listed in Article 1, paragraph 3 are of such high value that application of the rules relating to value transfer yields a greater number of years than the number of years indicated in the previous paragraphs, the member will be given the opportunity by means of the procedure for value transfer to also permit the surplus years to qualify.

December 2006	3

For members that accrued pension at one or more non-Dutch ING companies prior to their membership in the present scheme, these foreign years of service can be taken into consideration as years of pensionable service insofar as this fits within the national and international tax and legal laws and under the condition that value transfer is made from that scheme.

3.	The number of years of pensionable service to be considered for the pension calculation will be rounded to years and full months, and the left-over potion of a month will be disregarded.

Years prior to the first of the month in which the member’s 25th birthday falls will be ignored. A maximum of 37 years will be taken into consideration.

If during value transfer a number of extra years are calculated as a result of which the total would exceed 37, a nominal extra claim will be granted for the excess number of years.

4.	Upon inclusion in the pension scheme and then as of January 1 of each year, the pension basis will be designated at an amount equal to the fixed annual salary applicable at that time, less an old-age pension deductible.

Salary increases during the final five years prior to the retirement date will only be taken into consideration up to a maximum of 2 percentage points above the average salary index for the salaries under the collective bargaining agreement (CAO) per month, including special remunerations, as calculated by Statistics Netherlands (CBS). Salary increases as a result of standard changes of position or standard increments related to age will be fully eligible.

Any contributions by ING Group to the life-course savings scheme will not be considered to be part of the fixed annual salary.

For the year 2006, the old-age pension deductible equals €15,899.

This amount will be adjusted on the 1st of January of each year based on the development of the derived Consumer price index ‘All households’ as published for the first time by Statistics Netherlands for the month of October. The adjustment will amount to a maximum of 3% per year, unless the Executive Board of ING Group decides otherwise.

The old-age pension deductible will usually be rounded to whole euros.

5.	If a member works fewer than the normal number of working hours:

–	his/her annual salary for determining the pensionable salary will be derived from the annual salary at the normal number of working hours;

–	a proportional share of his/her number of years of pensionable service still to be fulfilled will be considered.

Over the period that a member has worked less than the normal number of working hours, a proportional share of his/her years of pensionable service will also be considered.

6.	Periods during which a member takes advantage of a scheme for:

•	parental leave, or

December 2006	4

•	sabbatical, study leave and/or leave based on the ING Life-Course Savings Regulations for members of the board up to a maximum of 13 weeks,

will be deemed to be included in the years of pensionable service as described previously. During such a period, the pension accrual will continue based on the most recently specified pension basis and the most recently applicable full-time or part-time employment. Where necessary, fiscal limitations will be considered in this regard.

7.	If a member’s salary is cut during the 10 years prior to the retirement date due to a form of demotion as described in Article 10b, paragraph 3 of the Wages and Salaries Tax (Implementation) Decree 1965, the pension accrual will be continued based on the prior salary.

In case of a form of demotion due to circumstances other than those indicated in the abovementioned legal provision, the excess portion of the pension accrued up to the date of demotion will be retained; the future pension accrual will be based on the salary applicable at that time or the applicable part-time percentage.

8.	If the pension basis decreases for reasons other than a demotion as referred to in the previous paragraph, the pension calculation will not lead to pension claims lower than the claims by virtue of the Article covering early termination of the membership.

Article 4 Lifelong old-age pension

1.	The lifelong old-age pension takes effect on the 1st of the month in which the member’s 65th birthday falls.

The old-age pension continues until the end of the month of the member’s death.

2.	The annual lifelong old-age pension is equal to 1.8919% of the member’s most recently determined pension basis, multiplied by the member’s number of years of pensionable service.

3.	The commencement date of the lifelong old-age pension can be increased or advanced – in whole months – by trading in the surviving dependant’s pension as this is accrued starting 1 January 2002.

The decision of the married or cohabitating member (or former member) to trade in the surviving dependant’s pension requires the consent of the spouse or partner that can make a claim to this surviving dependant’s pension.

In exchange for €1 surviving dependant’s pension, €0.25 lifelong old-age pension will be obtained based on the trade-in of a surviving dependant’s pension at age 65. If the agreement that ING Group has entered into with Nationale-Nederlanden ends – and is or is not renewed – Nationale-Nederlanden can subsequently apply a different percentage.

Rather than trade in the entire surviving dependant’s pension, the member (or former member) also has the option to trade in 75, 50 or 25% of the surviving dependant’s pension.

A surviving dependant’s pension to which a former spouse/partner has retained a claim pursuant to Article 9 cannot be traded in.

December 2006	5

4.	The member (or former member) has the option to first receive a high pension for a whole number of years – not exceeding 10 – starting on the retirement date and then a low pension, or indeed to first receive a low pension for a whole number of years – not to exceed 10 – and then a high pension. With this arrangement, the proportion of the high pension with respect to the low pension will be 100:75.

For retirement at age 65, the high pension will amount to the following percentage of the original pension:

Duration high or low	First high	First low
1 year	129.7	102.1
2 years	126.5	104.2
3 years	123.6	106.3
4 years	121.0	108.3
5 years	118.6	110.3
6 years	116.4	112.2
7 years	114.5	114.1
8 years	112.7	115.9
9 years	111.1	117.6
10 years	109.7	119.3

For other retirement ages factors apply that are determined in an equivalent manner.

5.	If the agreement that ING Group has entered into with Nationale-Nederlanden ends – and is or is not renewed – Nationale-Nederlanden can apply percentages other than those indicated in this Article.

Article 5 Surviving dependant’s pension

1.	The surviving dependant’s pension takes effect on the lst of the month following the month of the member or former member’s death.

The surviving dependant’s pension runs until the end of the month of the surviving dependant’s death.

2.	The surviving dependant’s pension equals 70% of the lifelong old-age pension calculated pursuant to Article 4, paragraph 2 that the former member received or that the member would have received – in case of unchanged continuation of the insurance – on the retirement date.

3.	In this pension scheme, “surviving dependant” is understood to mean the surviving:

a)	widow or widower of the member (or former member);

b)	partner of the member (or former member), being the unmarried person of the same or opposite sex with whom the member has entered into a registered partnership pursuant to the provisions of the Dutch Civil Code;

c)	partner of the member (or former member), being the unmarried person of the same or opposite sex:

–	with whom neither the member nor a person other than the member has entered into a registered partnership; and

–	with whom the member has shared a home for a period of at least six months; and

December 2006	6

–	that is not related in the direct line to the member; and

–	with whom the member has entered into a cohabitation agreement executed before a civil-law notary that satisfies the requirements as described in Article 17.

Hereinafter in this pension scheme, this partner will be referred to by the term “unregistered partner”; the partner relationship between the member and the unregistered partner will be referred to hereinafter in these regulations with the term “unregistered partnership”.

4.	If the married member or the member who has entered into a registered partnership also has an unregistered partner, a claim to surviving dependant’s pension will rest solely with the spouse/partner or the registered partner.

The unmarried member who has not entered into a registered partnership, but who has multiple unregistered partners, can only designate one of the unregistered partners as a surviving dependant as defined in this pension scheme.

In case of later marriage, later entering into of a registered partnership or upon later designation of a different unregistered partner, for the execution of this pension scheme, the partner relationship with the previously designated unregistered partner will be considered ended.

Article 6 Orphan’s pension

1.	For each child of the member (or former member) entitled to a pension, the orphan’s pension takes effect on the lst of the month following the month of the member or former member’s death.

The orphan’s pension continues until the end of the month in which the child’s 21st birthday – or 27th birthday for children receiving an education or disabled children within the definition of the General Child Benefit Act – falls, or the month of the child’s death or in which the child finishes studying or is no longer disabled.

2.	The children of the member or former member are entitled to a pension.

Also entitled to a pension are the children of the partner who are part of the combined household and for whom the member or the partner receives benefits pursuant to the General Child Benefit Act or who are receiving an education or are disabled within the definition of the General Child Benefit Act.

Moreover, the foster children and children by marriage of the member (or former member) within the definition of the General Child Benefit Act are also entitled to a pension.

Not entitled to a pension are children born or adopted after the retirement date or who have obtained the status of foster child or child by marriage of the former member after the retirement date.

However, if a right to surviving dependant’s pension exists based on a marriage or partnership that already existed prior to the retirement date and the child is born out of this relationship, the child is entitled to a pension.

December 2006	7

3.	The orphan’s pension for each of the member’s children that is entitled to a pension is equal to 14% of the lifelong old-age pension calculated in accordance with Article 4, paragraph 2 that the former member received or that the member would have received – in case of unchanged continuation of the insurance – on the retirement date.

This orphan’s pension will be doubled if the member or former member dies without leaving behind a surviving dependant or starting on the 1st of the month of the surviving dependant’s death.

Article 7 Occupational disability

1.	An invalidity pension will be insured over the salary portion above the annual wage (261 x the daily wage) over which the benefits will be maximally calculated in accordance with the Work and Income (Capacity for Work) Act (WIA).

2.	The invalidity pension takes effect at such time as the member has the right to a occupational disability benefit pursuant to the WIA, and will be paid as long as the member is entitled to the benefit, but no longer than up until the retirement date; this with due observance of the relevant conditions of insurance of Nationale-Nederlanden.

The member will not have a right to a benefit if the occupational disability occurs as the result of an illness (pregnancy and childbirth are not considered the equivalent to an illness) or infirmity within two full years after the commencement of the insurance. This restriction does not apply if the member becomes unfit for work as the result of an accident. The definition of an accident is described in greater detail in the relevant insurance policy conditions of Nationale-Nederlanden.

3.	The annual invalidity pension to be insured is 70% of the difference between:

–	the annual salary applicable on the most recent lst of January (or the designated annual salary at the interim inclusion in the pension scheme), and

–	the annual salary applicable on the most recent 1st of January for which the maximum benefit will be calculated in accordance with the WIA.

4. If the member has the right to a benefit pursuant to the WIA due to occupational disability of:	the invalidity pension to be paid equals the following percentage of the insured invalidity pension:
80% or more	100%
65% – 80%	75%
55% – 65%	60%
45% – 55%	50%
35% – 45%	40%

5.	The aforementioned conditions are applicable with regard to the change or revocation of the invalidity pension.

6.	In case of a degree of occupational disability of 35% or more for a member, the pension accrual – including in the event of later termination of the membership – will be continued in whole or in part with due consideration for the relevant conditions of insurance.

December 2006	8

If and as long as the member (or former member) has the right to a WIA benefit that is based on an occupational disability of:	the pension accrual will continue at a rate of:
80% – 100%	100%
65% – 80%	72.5%
55% – 65%	60%
45% – 55%	50%
35% – 45%	40%

If the former member rehabilitates after the termination of the membership, the continued pension accrual will be reduced or halted with due consideration for the relevant conditions of insurance. In the event of a subsequent increase in the degree of disability, the continued pension accrual will no longer be increased or resumed.

7.	If a member becomes eligible for an Invalidity Insurance Act (WAO) benefit in 2006 or later (due to relapse following a prior recovery from occupational disability), that WAO benefit will be equated with a WIA benefit, and further the following two steps also apply in addition to the scales from paragraphs 4 and 6:

25% – 35%                    30%

15% – 25%                    20%

Article 8 Restrictions

1.	The surviving dependant’s pension and orphan’s pension are not (or not fully) insured or increased, respectively, if Nationale-Nederlanden wishes to have a medical guarantee for the insurance and in the opinion of Nationale-Nederlanden the member is not believed to have a normal chance of longevity.

In this case ING Group will examine whether a special arrangement can be found, and if so, what kind.

2.	No right to surviving dependant’s pension exists:

–	if a former member marries on or after the retirement date; or

–	if a former member enters into a registered partnership on or after the retirement date; or

–	if only on or after the retirement date an unregistered partnership meets the conditions described in Article 5, paragraph 3(c).

If an unregistered partner has a right to a surviving dependant’s pension, the right will be retained if the former member marries or enters into a registered partnership with this partner following on from the unregistered partnership on or after the retirement date.

3.	The invalidity pension will not be insured or increased if the member already has the right to a WIA benefit, WAO benefit or other legal invalidity benefit scheme.

Article 9 Termination of marriage or partnership

1.

In the event that the marriage of a member is terminated by divorce or dissolution following a separation or, as the case may be, in the event that the registered partnership of a member is terminated by mutual consent or by dissolution at the request of one of

December 2006	9

the partners, the former spouse or, as the case may be, the former registered partner is entitled to the portion of the dependant’s pension that he/she would have been entitled to in the event that the membership had been terminated on the dissolution of the marriage or, as the case may be, the termination of the registered partnership, other than by death, or the start of the old age pension. In the event that the unregistered partnership of a member terminates, other than by marriage or the commencement of a registered partnership with that partner, the former partner is entitled to the portion of the dependant’s pension that he/she would be entitled to at that moment if the membership would be terminated other than by death or the start of the old age pension.

2.	In the event that the marriage or, as the case may be, the registered partnership of a former member terminates in the manner referred to in paragraph 1, in respect of the dependant’s pension accrued up to the death of the former member, the former spouse or, as the case may be, the former registered partner is considered a dependant, on the condition that the relevant marriage or, as the case may be, the relevant registered partnership was already existing at the moment of the termination of the membership. In the event that the unregistered partnership of a former member terminates in the manner referred to in paragraph 1, in respect of the dependant’s pension then accrued due to the death of that former member, the former partner is considered a dependant, on the condition that the relevant unregistered partnership fulfilled the conditions of Article 5 paragraph 3 under c, already at the time of the termination of the membership.

The aforementioned provision applies likewise in respect of any doubling up of the orphan’s pension.

3.	The provisions of paragraphs 1 and 2 will not be implemented in the event that:

–

the spouses or, as the case may be, the registered partners have agreed otherwise, by means of a marriage settlement or, as the case may be, or a registered partnership settlement or a written agreement, with regard to divorce, after Nationale-Nederlanden has declared willingness to cover the pension risk ensuing from the divergence;

–

on the termination of an unregistered partnership, the partners have agreed otherwise in writing, after Nationale-Nederlanden has declared willingness to cover the pension risk ensuing from the divergence.

4.	The former spouse or, as the case may be, former partner receives a proof of a claim concerning the pension to which he/she is entitled.

5.	The pension to be acquired for the benefit of a subsequent spouse or partner is the pension to be acquired according to Article 6 of these regulations for this spouse or partner, minus the sum of the pension or, as the case may be, the pensions, as referred to above in paragraphs 1 and 3.

6.	In addition to the provisions in the preceding paragraphs, the provisions of the Pension Rights Equalization (Separation) Act (Wet verevening pensionrechten bij scheiding) can apply to the former spouse or, as the case may be, the former registered partner in the case of divorce.

December 2006	10

Article 10 Interim termination of the membership

1.	In the event that the membership, for reasons other death, terminates before the retirement date, the insurance cover for a invalidity pension is cancelled, with the proviso that an invalidity pension that exists already before the dismissal date will continue subject to the provisions concerning the relevant insurance conditions.

The former member does however retain the right to a portion of the acquired lifelong old age pension, dependant’s pension and orphan’s pension. The portion for which the former member continues to be eligible is equal to the pension to be acquired in the case of an unchanged continuation of the membership, minus the pension that the former member would obtain in the event that he would be included precisely on the date of termination of the membership as member in the pension scheme based on the most recently determined pension basis and the pension years existing between the termination date and the retirement date.

In the event that the already insured pensions, composed of the contributions paid over the period up to the date of termination to Nationale-Nederlanden, are lower than the pensions thus calculated, a lump-sum premium is deposited in order to insure the difference.

Furthermore, the former member maintains his/her right to the extra pensions that remain to them according to earlier amendments to the scheme.

2.	In respect of the portion of the insured pensions to which the former member maintains a right, he/she shall receive a proof of a claim.

3.	In the event that the former member is included in the pension scheme of a different employer, he/she is entitled to have the value of the pension rights acquired with ING Group transferred to the pension provider of the new employer. In this context, the rules stipulated by law are taken into account. Pension entitlements acquired on the basis of this scheme are cancelled due to the transfer.

Article 11 Early retirement pension and part-time pension

1.	At the request of the (former) member, it is possible to bring forward the retirement date. The request for an early pension must be submitted to Nationale-Nederlanden at least 6 months before the intended retirement date. The retirement date can be brought forward only in full months.

2.	In the case of the retirement date being brought forward, the lifelong or temporary old age pension will be recalculated on the basis of the following factors;

intended pension age	remaining lifelong old age pension as a percentage of the original pension
64	91.9
63	84.6
62	78.0
61	72.0%
60	66.7%
59	61.9%
58	57.5%
57	53.6%
56	50.0%
55	46.7%

December 2006	11

In respect of other ages, the factor will be determined by Nationale-Nederlanden on the basis of the same basic assumptions.

In the case of people who at the time of the pension being brought forward are still a member in the pension scheme, before the recalculation takes place, the pension claims will first be lowered by application of the provisions concerning the interim termination of the membership.

In the event that in combination with the retirement date being brought forward, there is also a trade-in of the dependant’s pension as described in Article 4 paragraph 3, first the amount of the early pension will be calculated and then that of the trade-in.

3.	In the case of the retirement date being brought forward, the (former) member has the possibility to vary the size of the lifelong old age pension outside the bandwidth of 100:75 as stated in Article 4 paragraph 4, this being in order to bridge the OAP (AOW) in the period up to the age of 65. Nationale-Nederlanden will calculate the pensions thus obtained for bases comparable to the factors stated in Article 4 paragraph 4.

4.	In the event that the agreement that ING Group has concluded with Nationale-Nederlanden terminates – whether or not it is renewed - Nationale-Nederlanden can subsequently apply percentages that differ from those stated in this Article.

5.	In the event that the member, with the consent of ING Group, receives an early part-time pension, the old age pension will be split, with one part that commences early – subject to the provisions in paragraphs 1 and 2 – and another part for which pension accrual will be continued. The associated dependant’s pension will correspondingly be divided into a non-contributory part to a lower sum and a part for which the accrual will be continued. In the event that the member, with the consent of ING Group, retires with a deferred part-time pension, the old age pension will be split into a part that is deferred – subject to the provisions in paragraphs 4 and 5 – and a part that commences immediately. The associated dependant’s pension will remain unchanged.

Article 12 Tax maximization

1.	The annual old age pension is, at most, equal to 100% of the most recently determined pension basis as referred to in Article 3 paragraph 4.

The annual dependant’s pension is at most equal to 70% of the most recently determined pension basis as referred to in Article 3 paragraph 4.

The annual orphan’s pension is at most equal to 14% of the most recently determined pension basis as referred to in Article 3 paragraph 4. For full orphans, this percentage is doubled.

December 2006	12

2.	In the application of these maximum amounts, any excess of these pursuant to the causes described in Article 18d paragraph 1 of the Dutch Income Tax Act (Wet op de loonbelasting) 1964, will be left out of consideration.

In the event that a (former) member during the membership has worked less than the normal number of working hours, the maximum amounts referred to above will be determined otherwise, subject to the following basic assumptions:

–	the starting point will be the most recently determined pension basis in the case of the normal number of working hours for the (former) member;

–	the pension basis thus determined will be multiplied by a correction factor.

The correction factor is equal to the – where relevant weighted average – part time percentage during the membership.

Article 13 Payment of the insured pensions

1.	The pensions are paid by Nationale-Nederlanden directly to the former member, the woman or, as the case may be, man and the orphans who are eligible for the dependant’s pension.

2.	The pensions are paid in monthly installments with payment in arrears on the first day of each month.

Article 14 Adjustment of pensions

ING Group strives to adjust annually, on 1 January

•	the already in payment lifelong and temporary old age pensions with the accompanying dependants and orphan’s pensions,

•	the already in payment invalidity pensions,

•	the not yet in payment pensions of former members,

•	the not yet in payment claims to an extra lifelong old age pension as referred to in Article 19 paragraph 2 under a, ensuing from a temporary old age pension,

•

the not yet in payment claims to an extra lifelong old age pension as referred to in Article 19 paragraph 2 under a, insofar as this is created from a conversion of a part of the lifelong old age pension that refers to the period of 62 years up to 65 years,

•	the not yet in payment claims to a pension for non-married people as referred to in Article 19 paragraph 2 under b,

•	the not yet in payment extra claims to dependant’s and orphan’s pensions as referred to in Article 19 paragraph 2 under c,

on the basis of the development of the induced Consumer Price Index of All Households, as published for the first time by Statistics Netherlands (Centraal Bureau voor de Statistiek) for the month of October. The adjustment will amount to at most 3% per annum, unless a decision is taken by the Board of ING Group to waive this maximization.

This indexation is provisional. There is no entitlement to indexation and it is not certain whether and to what extent an indexation will take place in future. The Board of ING Group decides on this annually.

December 2006	13

Article 15 Financing

The insurance policies for the old age pension, dependant’s pension and orphan’s pension will be financed as follows:

a)	insofar as the insured pensions concern pension years already elapsed: by payment of a single premium on the start date of the insurance;

b)	insofar as the insured pensions concern future pension years:

1.	by payment of periodic premiums, whereby each year a pro rata portion of those pensions is purchased; and

2.	payment of periodic risk premiums for the portion of the dependant’s pension that has not yet been purchased pursuant to what is stated above.

Hereby, the insurance of dependant’s pension and of each pension increase is considered a separate insurance.

The insurance of an invalidity pension is financed by the periodic payment of a risk premium.

Article 16 Member contribution

The member is obliged to pay a contribution towards the costs of the pension scheme. This contribution will be deducted from the salary in the same periods in which the salary is paid.

The size of the contribution amounts to a percentage of the pension basis. This percentage is equal to the percentage that applies to comparable the CAO for personnel of ING Group.

This means the following:

•

For those who – before January 1, 2006 – were a member in a pension scheme of ING Group, the contribution percentage as of January 1, 2006 amounts to 0.5625. After that the accrual model (ingroeimodel) is followed. The member contribution will not amount to more than 7.5% of the pension basis.

•	For those who – before January 1, 2006 – were not a member in a pension scheme of ING Group, the member contribution is the full percentage, with at most 7.5% of the pension principle.

The member contribution must continue to be paid in full

•	during periods of leave in which the pension accrual is continued (see Article 3 paragraph 6)

•	in the case of demotion as referred to in Article 3 paragraph 7

•	during employment disability, except in the event that the employment is terminated due to full employment disability

In such cases, the member contribution is derived from the pension basis on which the pension is further accrued.

The member contribution is no longer payable after the member has reached the maximum number of pension years (37 years).

Article 17 Obligations of the member

1.	Nationale-Nederlanden can make the taking out or increase of an insurance policy subject to the results of a medical check-up, on the condition that the Dutch Medical Examination Act (de Wet op de medische keuringen) permits such. The member is in that case obliged to cooperate with the medical check-up.

December 2006	14

2.	The member is obliged to immediately give a notification of:

–	divorce or dissolution of the marriage after separation;

–	termination of a registered partnership by mutual consent or the dissolution of the registered partnership;

–	termination of an unregistered partnership (see below the provisions in paragraph 4).

3.	The member who wishes to qualify for a dependant’s pension for the unregistered partner with whom he/she has conducted a joint household for at least six months and continues to conduct such, must submit a cohabitation agreement executed as a deed before a civil-law notary.

In this deed, it is necessary to include at least the date of birth and civil status of the member and his/her partner, the start date of the joint household and a stipulation giving evidence of the financial care between the partners.

The member guarantees that the data stated in the deed are correct.

4.	The member, whose unregistered partnership has terminated, is obliged to communicate this immediately in the form of the submission of a written statement.

The statement must mention at least the names and dates of birth of both partners and the date on which the joint household was terminated. The statement must be signed by both the member and by his/her partner. In the event that the member is convincing in his/her claim that despite every effort he/she has been unable to obtain the cooperation of the former partner, ING Group may rely on the unilateral statement of the member.

5.	ING Group cannot be held liable in the event that a pension has not been (correctly) insured due to the fact that the member has not complied, correctly, and on time, with his/her obligations ensuing from these regulations.

Article 18 Review or termination of the pension scheme

1.	ING Group reserves the right to reduce, limit or terminate the pension scheme, in the event that:

a)	based on requirements imposed by the government, the old age benefits, dependant’s benefits and/or employment disability benefits must be radically changed to such a degree that a review or termination of the pension scheme is necessary by virtue of its structure;

b)	in the case of a dissenting ruling on the dispensation request submitted, ING Group is obliged to register the personnel who fall under this rule, or some of them, with an industrial sector pension fund;

c)	the financial position of ING Group no longer permits expenses for the benefit of the pension scheme.

2.	In the event that ING Group has the intention to make use of this right, ING Group shall immediately inform the members and consult with them concerning any necessary review of the pension scheme.

The part of the pensions that is formed by deposits already made will not be affected.

December 2006	15

3.	ING Group further reserves the right to reduce the pension scheme in the event that and insofar as it becomes evident at the start that the scheme does not conform to tax requirements.

Article 19 Coming into force and transitional provisions

1.	This pension scheme comes into force on January 1, 2006 and for the members in this scheme replaces the former scheme, from which it will no longer be possible to derive any rights.

2.	For those who were already members in the former pension scheme, the following covenants apply:

a)	the accrual of the pension claims pursuant to the former scheme is halted with the application of the rules concerning the interim termination of the membership; after that the lifelong old age pension and the temporary old age pension are converted into equivalent claims at the pension age of 65;

b)	for the members who have maintained claims to a non-married pension as accrued up to and including December 31, 2001, this pension is converted into a pension of equivalent value at the pension age of 65;

c)	the additional claims as described in Article 19 paragraph 2 under c of the preceding regulations concerning the lowering of the dependant’s pension and orphan’s pension remain in force.

3.	For those who, pursuant to the transitional provisions have been promised a higher accrual rate for the old age pension than the 1.8919% per employment year referred to in Article 4 paragraph 2 when changes were previously made to the scheme, but not higher than 2%, the higher accrual rate remains in force. The dependant’s pension and orphan’s pension are therefore derived from the old age pension thus determined.

December 2006	16

Information concerning dependant’s pension associated with the pension regulations for ING management.

These annexes are intended for unmarried cohabitating members.

In the event that you are not married but are cohabiting and you have registered your partnership with the Registry of Births, Deaths and Marriages (burgerlijke stand), subject to the provisions of the pension regulations, you are entitled to a dependant’s pension.

In the event that you are not married but are cohabiting and have not entered into a registered partnership with your partner, you may also be eligible for a dependant’s pension, but only after you have complied with the following requirements.

You must first submit a cohabitation agreement executed as a deed before a civil-law notary. If you fail to submit a cohabitation agreement, a dependant’s pension will not be insured. This means that on your death your surviving partner will have no right to a dependant’s pension.

In this context, “partner” is to be understood as the unmarried person of the same sex, or a different sex, with whom you have not entered into a registered partnership, but with whom you have conducted a joint household for at least six months and continue to conduct such. The partner must not have entered into a registered partnership with another person and, moreover, must not be directly related to you.

The cohabitation agreement must comply with the certain requirements:

1.	the cohabitation agreement must be executed before a civil-law notary and must include the following information:

2.	the name, date of birth, and civil status of you and your partner;

3.	the start date of the joint household (if necessary with mention of the address);

4.	a stipulation from which is evident that there is financial care between the partners (e.g. an arrangement concerning the division of costs of the household).

In the event that for privacy reasons you do not wish to provide information about the cohabitation agreement, kindly ask the civil-law notary, in addition to providing the cohabitation agreement, to draw up a statement in which the data under 1 through 3 is mentioned and in which it is stated that in the cohabitation agreement some legal property provisions are included.

December 2006	17